Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Kevin M LeMahieu, Chief Financial Officer

Phone: (920) 652-3200 / klemahieu@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First Announces Net Income for the Fourth Quarter of 2020

•	Net income of $11.5 and $38.0 million for the three months and year ended December 31, 2020

•	Earnings per common share of $1.49 and $5.07 for the three months and year ended December 31, 2020

•	Annualized return on average assets of 1.71% and 1.52% for the three months and year ended December 31, 2020

•	Quarterly cash dividend of $0.21 per share declared, matching prior quarter and an increase of 5.0% from prior-year fourth quarter

MANITOWOC, Wis, January 19, 2021 -- Bank First Corporation (NASDAQ: BFC) (“Bank First” or the “Bank”), the holding company for Bank First, N.A., reported net income of $11.5 million, or $1.49 per share, for the fourth quarter of 2020, compared with net income of $7.5 million, or $1.05 per share, for the respective prior-year period. For the year ended December 31, 2020, Bank First earned $38.0 million, or $5.07 per share, compared to $26.7 million, or $3.91 per share for the year ended December 31, 2019.

Operating Results

Net interest income (“NII”) during the fourth quarter of 2020 was $24.5 million, up $1.5 million from the previous quarter and up $5.7 million from the fourth quarter of 2019. NII for the year ended December 31, 2020 was $86.8 million, up from $69.7 million during the prior year.

NII related to purchase accounting entries, resulting from Bank First’s purchases of Waupaca Bancorporation, Inc. (“Waupaca”) during the fourth quarter of 2017, Partnership Community Bancshares, Inc. (“Partnership”) during the third quarter of 2019, and Tomah Bancshares, Inc. (“Tomah”) during the second quarter of 2020 increased net income (after tax) during the fourth quarter of 2020 by $0.5 million, or $0.07 per share, compared to $1.1 million, or $0.16 per share, for the fourth quarter of 2019. For the years ended December 31, 2020 and 2019, the impact of these purchase accounting entries increased net income (after tax) by $3.1 million, or $0.41 per share, and $5.1 million, or $0.74 per share, respectively.

Net interest margin (“NIM”) was 4.01% for the fourth quarter of 2020, compared to 3.85% for the fourth quarter of 2019. The aforementioned purchase accounting entries added 0.12% and 0.30% to NIM for each of these periods, respectively. NIM was 3.84% for the year ended December 31, 2020, including 0.18% from the impact of purchase accounting entries, compared to 3.95%, including 0.37% from the impact of purchase accounting entries, for the year ended December 31, 2019.

Bank First recorded a provision for loan losses of $1.7 million during the fourth quarter of 2020, compared to $1.1 million during the fourth quarter of 2019. Provision expense was $7.1 million for the year ended December 31, 2020, compared to $5.3 million for the prior year. Net loan charge-offs totaled $0.3 million during the fourth quarter of 2020 and $0.9 million for the full year ended December 31, 2020. Management continues to monitor the stress on the overall economy caused by the COVID-19 pandemic, as well as specific impacts on Bank First customers. These factors will guide assessments of the adequacy of the allowance for loan losses in future quarters. As discussed later in this release, these impacts were minimal through the end of 2020.

Noninterest income was $6.7 million for the fourth quarter of 2020, compared to $3.2 million for the fourth quarter of 2019. During December 2020 Bank First sold its Chetek, Wisconsin branch location to another institution, resulting in a gain on sale of $1.7 million. Expenses related to this sale totaled $0.3 million during the quarter, and are included in noninterest expense. As in other quarters during 2020, strong activity in sales of mortgage loans to the secondary market led to a large year-over-year increase in net gains on these sales, totaling $2.2 million during the fourth quarter of 2020, compared to $0.6 million during the fourth quarter of 2019. Service charges earned by the Bank increased from $1.1 million during the fourth quarter of 2019 to $1.6 million during the fourth quarter of 2020, continuing to reflect the increased scale resulting from the Bank’s recent acquisitions. Income from Bank First’s ownership in Ansay & Associates, LLC, totaled $0.2 million during the fourth quarter of 2020, comparing favorably to $0.1 million during the prior-year fourth quarter, but declining from the first three quarters of 2020. The agency’s top three carriers had negative claim trends during 2020 that had a corresponding negative impact on the agency’s projected contingency income for the year, leading to an unfavorable adjustment in the fourth quarter. Finally, servicing fee income was negatively impacted during the fourth quarter of 2020 by an adjustment to the value of mortgage servicing rights on Bank First’s balance sheet totaling $0.4 million.

Noninterest expense was $14.0 million for the fourth quarter of 2020, compared to $12.2 million during the previous quarter and $11.2 million during the fourth quarter of 2019. Personnel expense totaled $7.6 million during the fourth quarter of 2020, compared to $6.6 million during the prior quarter, and $5.9 million during the prior year fourth quarter. Personnel expenses during the fourth quarter of 2020 included approximately $0.7 million in one-time bonus accruals and payments for employees who have incentive compensation tied to Bank profitability goals. These adjustments were necessary based on the Bank’s strong financial results for 2020. Occupancy, equipment and office expenses were elevated during the fourth quarter of 2020 as the Bank took advantage of branch closures to complete large scale remodel projects in several of our branch locations. Data processing expense continued to be elevated during the fourth quarter of 2020 due to higher “per-account” charges as a result of additional customer relationships from the acquisitions of Partnership and Tomah, as well as accounts and relationships added during the origination of Paycheck Protection Program (“PPP”) loans. In addition to these items, a one-time charge to data processing expense of $0.1 million was incurred as a result of booking PPP loans earlier in the year. As mentioned previously in this release, costs associated with the sale of the Chetek location marginally increased personnel, data processing, outside service fee and amortization expense.

Balance Sheet

Total assets were $2.72 billion at December 31, 2020, up $507.8 million from December 31, 2019. Total loans were $2.19 billion at December 31, 2020, up $455.1 million from December 31, 2019. Purchased loan balances included in the acquisition of Tomah during May 2020 totaled $111.9 million. Of the $279.6 million in PPP loans originated by Bank First during the second and third quarters of 2020, $171.2 million remained at year-end. Excluding the impact of acquired and PPP loans, Bank First experienced 9.5% loan growth during 2020, including annualized growth of 22.3% during the fourth quarter, as it gained market share in its communities by capitalizing on new relationships formed through its ability to assist businesses during the first half of 2020 when their former financial institutions were unresponsive. Total deposits, nearly all of which remain core deposits, were $2.32 billion at December 31, 2020, up $477.7 million from December 31, 2019. Deposit balances assumed during the acquisition of Tomah in May 2020 totaled $171.1 million. Noninterest-bearing demand deposits increased $242.8 million during 2020, comprising 31.2% of total deposits at December 31, 2020 compared to 26.2% one year earlier.

Asset Quality

Nonperforming assets at December 31, 2020 totaled $14.0 million, down from $20.8 million at the end of the prior quarter, but up from $11.5 million at the end of the fourth quarter of 2019. Nonperforming assets to total assets ended the fourth quarter of 2020 at 0.52%, down from 0.79% at the end of the prior quarter, and matching the level at the end of fourth quarter of 2019. This quarter-over-quarter improvement continues the trend of improving asset quality that started during the third quarter of 2020. After ending the second quarter of 2020 at $23.0 million, nonaccrual loans declined to $10.8 million at year end. As noted in Bank First’s third quarter 2020 earnings update, the remaining balance of nonaccrual loans relates primarily to one commercial real estate loan in northern Wisconsin totaling $7.2 million which was moved to nonaccrual status in June 2020. While payments have remained current on this loan through year-end, the move to nonaccrual status was deemed prudent by management due to the loss of a significant tenant in the underlying commercial property.

Since the inception of the COVID-19 pandemic, Bank First has proactively worked with its customers to ensure that, consistent with the guidance of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, it is partnering with them to navigate the economic shocks resulting from legislative actions intended to slow the spread of the virus. As part of this process, payment deferrals were granted to over 625 Bank First customers on loans totaling over $271.5 million. At December 31, 2020, Bank First had less than $20.0 million remaining that were in some stage of deferral in coordination with the CARES Act.

Capital Position

Stockholders’ equity totaled $294.9 million at December 31, 2020, an increase of $64.6 million from the end of 2019. The acquisition of Tomah during May 2020 added $29.4 million to capital. Bank First’s repurchase of 74,462 shares at an average price of $58.65 during 2020 reduced capital by $4.4 million. Finally, continued strong earnings offset by dividends totaling $6.1 million during the year ended December 31, 2020, led to a majority of the remaining increase in capital year-to-date. Tangible book value per share of Bank First’s common stock saw an annualized increase of 16.9% during the fourth quarter of 2020, and an increase of 18.6% for the full year of 2020.

Dividend Declaration

Bank First’s Board of Directors approved a quarterly cash dividend of $0.21 per common share, payable on April 7, 2021, to shareholders of record as of March 24, 2021.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 22 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 314 full-time equivalent staff and has assets of approximately $2.7 billion. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.

Bank First Corporation

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended					At or for the Year Ended
(In thousands, except per share data)	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019	12/31/2020	12/31/2019
Results of Operations:
Interest income	$27,094	$25,928	$24,382	$23,296	$23,795	$100,700	$89,165
Interest expense	2,623	3,003	3,586	4,653	5,015	13,865	19,498
Net interest income	24,471	22,925	20,796	18,643	18,780	86,835	69,667
Provision for loan losses	1,650	1,350	3,150	975	1,125	7,125	5,250
Net interest income after provision for loan losses	22,821	21,575	17,646	17,668	17,655	79,710	64,417
Noninterest income	6,744	5,115	7,764	3,897	3,211	23,520	12,632
Noninterest expense	13,972	12,202	14,438	12,741	11,182	53,353	42,760
Income before income tax expense	15,593	14,488	10,972	8,824	9,684	49,877	34,289
Income tax expense	4,063	3,534	2,676	1,558	2,225	11,831	7,595
Net income	$11,530	$10,954	$8,296	$7,266	$7,459	$38,046	$26,694

Earnings per common share - basic	$1.49	$1.42	$1.11	$1.03	$1.05	$5.07	$3.91
Earnings per common share - diluted	1.49	1.42	1.11	1.02	1.04	5.07	3.87

Common Shares:
Basic weighted average	7,659,904	7,673,572	7,395,199	7,028,690	7,084,728	7,441,256	6,820,225
Diluted weighted average	7,682,101	7,691,326	7,405,995	7,128,247	7,182,854	7,481,077	6,902,616
Outstanding	7,709,497	7,729,762	7,733,457	7,155,955	7,084,728	7,709,497	7,084,728

Noninterest income / noninterest expense:
Service charges	$1,586	$1,343	$1,158	$916	$1,110	$5,003	$3,506
Income from Ansay	169	970	710	891	55	2,740	1,792
Income from UFS	599	720	850	897	842	3,066	2,935
Loan servicing income	194	538	226	462	(291)	1,420	550
Net gain on sales of mortgage loans	2,214	1,304	1,332	460	627	5,310	1,401
Net gain on sales of securities	-	-	3,233	-	611	3,233	868
Noninterest income from strategic alliances	26	16	16	17	21	75	95
Other noninterest income	1,956	224	239	254	236	2,673	1,485
Total noninterest income	$6,744	$5,115	$7,764	$3,897	$3,211	$23,520	$12,632

Personnel expense	$7,604	$6,609	$6,608	$6,452	$5,918	$27,273	$22,903
Occupancy, equipment and office	1,352	1,171	921	1,275	1,103	4,719	3,860
Data processing	1,519	1,463	1,334	1,199	1,478	5,515	4,509
Postage, stationery and supplies	204	219	277	172	141	872	591
Net (gain) loss on sales and valuations of other real estate owned	(16)	(32)	467	976	36	1,395	(73)
Advertising	61	41	69	55	88	226	268
Charitable contributions	214	110	127	123	69	574	566
Outside service fees	1,029	888	1,394	801	204	4,112	3,041
Amortization of intangibles	522	418	362	334	373	1,636	1,069
Penalty for early extinguishment of debt	-	-	1,323	-	-	1,323	-
Other noninterest expense	1,483	1,315	1,556	1,354	1,772	5,708	6,026
Total noninterest expense	$13,972	$12,202	$14,438	$12,741	$11,182	$53,353	$42,760

Period-end balances:
Loans	$2,191,460	$2,193,228	$2,115,023	$1,765,242	$1,736,343	$2,191,460	$1,736,343
Allowance for loan losses	17,658	16,318	16,071	12,967	11,396	17,658	11,396
Investment securities available-for-sale, at fair value	165,039	173,334	174,067	172,070	181,506	165,039	181,506
Investment securities held-to-maturity, at cost	6,669	6,670	9,579	43,732	43,734	6,669	43,734
Goodwill and other intangibles, net	64,639	65,110	65,559	52,789	53,122	64,639	53,122
Total assets	2,718,016	2,639,247	2,657,911	2,200,320	2,210,168	2,718,016	2,210,168
Deposits	2,320,963	2,271,040	2,263,145	1,847,209	1,843,311	2,320,963	1,843,311
Stockholders' equity	294,857	286,104	276,100	237,682	230,211	294,857	230,211
Book value per common share	38.25	37.01	35.70	33.21	32.49	38.25	32.49
Tangible book value per common share	30.35	29.12	27.76	26.44	25.60	30.35	25.60

Average balances:
Loans	$2,206,207	$2,140,008	$2,034,738	$1,744,576	$1,718,705	$2,032,157	$1,565,261
Interest-earning assets	2,465,713	2,423,168	2,329,097	2,011,382	1,976,420	2,308,095	1,809,099
Total assets	2,671,967	2,626,136	2,520,882	2,196,662	2,160,080	2,504,682	1,954,353
Deposits	2,316,793	2,260,065	2,130,100	1,843,039	1,835,430	2,135,107	1,684,566
Interest-bearing liabilities	1,663,642	1,636,606	1,589,127	1,476,814	1,373,320	1,588,650	1,242,788
Goodwill and other intangibles, net	60,836	61,276	53,836	48,606	49,071	56,191	31,525
Stockholders' equity	289,916	281,656	256,529	233,470	228,404	265,504	203,178

Financial ratios:
Return on average assets	1.71%	1.67%	1.32%	1.32%	1.37%	1.52%	1.37%
Return on average common equity	15.78%	15.56%	12.94%	12.45%	12.96%	14.33%	13.14%
Average equity to average assets	10.85%	10.73%	10.18%	10.63%	10.57%	10.60%	10.40%
Stockholders' equity to assets	10.85%	10.84%	10.39%	10.80%	10.42%	10.85%	10.42%
Tangible equity to tangible assets	8.80%	8.73%	8.27%	8.79%	8.39%	8.80%	8.39%
Loan yield	4.62%	4.65%	4.66%	5.07%	5.22%	4.69%	5.30%
Earning asset yield	4.44%	4.33%	4.29%	4.74%	4.86%	4.44%	5.02%
Cost of funds	0.63%	0.73%	0.91%	1.27%	1.45%	0.87%	1.57%
Net interest margin, taxable equivalent	4.01%	3.84%	3.67%	3.81%	3.85%	3.84%	3.95%
Net loan charge-offs to average loans	0.01%	0.20%	0.01%	-0.14%	-0.01%	0.04%	0.39%
Nonperforming loans to total loans	0.57%	0.84%	1.09%	0.42%	0.31%	0.57%	0.31%
Nonperforming assets to total assets	0.52%	0.79%	0.94%	0.51%	0.52%	0.52%	0.52%
Allowance for loan losses to loans	0.81%	0.74%	0.76%	0.73%	0.66%	0.81%	0.66%